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                                                                      Exhibit 10

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 2-50409 of MFS Series Trust IX, of our report dated June 7, 2000 appearing in the annual report to shareholders for the year ended April 30, 2000 for MFS Bond Fund, MFS Limited Maturity Fund, MFS Municipal Limited Maturity Fund, MFS Intermediate Investment Grade Bond Fund and MFS Research Bond Fund, each a series of MFS Series Trust IX, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information, both of which are part of such Registration Statement.



DELOITTE & TOUCHE, LLP
----------------------------
Deloitte & Touche, LLP

Boston, Massachusetts
August 25, 2000